Exhibit 23.2

MADSEN & ASSOCIATES CPA’S, INC.
684 EAST VINE STREET, STE 3
SALT LAKE CITY, UTAH  84107
(801-262-2632)

CONSENT OF INEDEPENDENT REGISTERED ACCOUNTING FIRM

Madsen & Associates CPA’s, Inc. consents to the use in form S-1/A to be filed on or about December 23, 2008 for China Valves Technology, Inc. and Subsidiaries, our report dated December 6, 2007, relating to the audit of the financial statements of China Valve Holdings Limited and Subsidiaries as of December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005.

/s/Madsen & Associates CPA’s, Inc.
Madsen & Associates CPA’s, Inc.
December 23, 2008